Exhibit 99.3

Rule 438 Consent

I will become a director of Buckhead Community Bancorp, Inc. (“Buckhead Community”) after consummation of the merger of Allied Bancorp, Inc. with and into Buckhead Community and am so designated in the Amendment No. 2 to the Registration Statement on Form S-4 filed by Buckhead Community with the SEC. I hereby consent to being so designated in the Registration Statement.

/s/ Andrew K. Walker
Andrew K. Walker

October 5, 2007